ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77M

Immediately after the close of business on July 10, 2009, the Disciplined Value Fund acquired the assets (subject to all liabilities) of the Classic Value II Fund in exchange for shares of the Disciplined Value Fund. The transaction was approved by the Board of Trustees of each portfolio on March 9-10, 2009, and by shareholders of the Classic Value II Fund on July 1, 2009.  The terms of the transaction are set forth in the Plan of Agreement and Reorganization dated July 9, 2009, attached under SUB-ITEM 77Q.

Immediately after the close of business on October 2, 2009, the Rainier Growth Fund acquired the assets (subject to all liabilities) of the Health Sciences Fund in exchange for shares of the Rainier Growth Fund. The transaction was approved by the Board of Trustees of each portfolio on June 8-9, 2009, and by shareholders of the Health Sciences Fund on September 25, 2009.  The terms of the transaction are set forth in the Plan of Agreement and Reorganization dated October 1, 2009, attached under SUB-ITEM 77Q.